Press Release	Source: Left Right Marketing Technology, Inc.

Sports Legend and Chairman of Left Right Marketing Technology Rock Newman to Appear on Network TV Tonight

Monday April 26, 11:00 am ET

Newman to Appear on Fox Sports Net's "Best Damn Sports Show Period"

LAS VEGAS--(BUSINESS WIRE)--April 26, 2004-- Legendary radio talk show host and promoter Rock Newman, now Chairman of Left Right Marketing Technology, Inc. (OTCBB:LRMK - News), will appear on "Best Damn Sports Show Period" tonight.

The program, which airs nationally at 8:00 p.m. and 11:00 p.m. on Fox Sports Net, is being taped in Las Vegas, Newman's new hometown.

Newman will be talking about heavyweight boxing, a topic he is intimately familiar with, having successfully promoted the likes of former Undisputed Heavyweight Champion Riddick Bowe.

Among his many accomplishments, Newman was a key player in the successful re-election campaign of Washington D.C. Mayor Marion Barry and recently entered the rapidly expanding world of e-commerce with the website CrazyGrazer.com. Earlier today, LRMK announced the closing of the merger with Crazy Grazer LLC, owner of the website, which will now operate as a wholly owned subsidiary of LRMK.

Forward-Looking Statements: The statements in this press release regarding Mr. Newman's appearance on network television, the Crazy Grazer merger, the expansion or size of the e-commerce market, the Company's future success, the Company's ability to take advantage of market trends, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the Crazy Grazer transaction, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology, Inc.

Paul Speirs, 702-260-9305